                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        j2 GLOBAL COMMUNICATIONS, INC.
            ------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A
            ------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:


------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(4)  Proposed maximum aggregate value of transaction:


------------------------------------------------------------------------
(5)  Total fee paid:


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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:


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(2) Form, Schedule or Registration Statement No.:


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(4) Date Filed:


------------------------------------------------------------------------

                                [j2 Global Logo]

                         j2 Global Communications, Inc.
                      6922 Hollywood Boulevard, Suite 800
                          Hollywood, California 90028

                                                                    May 25, 2001

Dear Stockholder:

  We cordially invite you to attend j2 Global Communications' annual stockholders' meeting. The meeting will be held on Tuesday, June 26, 2001, at 10:00 a.m. at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028.

  At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

  Thank you for your support of j2 Global Communications.

                                          Sincerely,

                                          /s/ Richard S. Ressler

                                          Richard S. Ressler
                                          Chairman of the Board

                               ----------------

  This proxy statement and the accompanying proxy card are being mailed to j2
        Global Communications stockholders beginning about May 28, 2001.

                        j2 GLOBAL COMMUNICATIONS, INC.
                      6922 Hollywood Boulevard, Suite 800
                          Hollywood, California 90028

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                 May 25, 2001

TO ALL STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of j2 Global Communications, Inc., a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on June 26, 2001 at 10:00 a.m., local time, for the following purposes:

  1. To elect five directors to serve for the ensuing year and until their successors are elected.

  2. To approve the j2 Global Communications, Inc. 2001 Employee Stock Purchase Plan.

  3. To ratify the selection of KPMG LLP as independent auditors for j2 Global Communications.

  4. To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

  Only stockholders of record at the close of business on May 16, 2001 are entitled to notice of and to vote at the annual meeting. The attached proxy statement contains a more complete description of these items of business. Any action may be taken on any of the foregoing proposals at the annual meeting on the date specified above or on any date to which the annual meeting may properly be postponed or adjourned. You may vote in person at the j2 Global Communications annual meeting even if you have returned a proxy or voted by telephone or Internet.

                                       By Order of the Board of Directors,

                                       /s/ Jeffrey D. Adelman

                                       Jeffrey D. Adelman
                                       Secretary

May 25, 2001
Hollywood, California


 YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR TO VOTE BY TELEPHONE OR INTERNET.

                               TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING....................................................   1

PROPOSAL 1: ELECTION OF DIRECTORS...........................................   3

EXECUTIVE COMPENSATION......................................................   8

COMPENSATION COMMITTEE REPORT...............................................  17

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........................  19

AUDIT COMMITTEE REPORT......................................................  19

PROPOSAL 2: APPROVAL 2001 EMPLOYEE STOCK PURCHASE PLAN......................  21

PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS...........................  25

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS..................................  25

COST OF ANNUAL MEETING AND PROXY SOLICITATION...............................  25

                           ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

  The board of directors of j2 Global Communications is soliciting your vote at the 2001 annual meeting of j2 Global Communications' stockholders.

WHAT WILL I BE VOTING ON?

  . Election of directors (see page 4).

  . Approval of the j2 Global Communications 2001 Employee Stock Purchase
    Plan (see page 23).

  . Ratification of KPMG LLP as j2 Global Communications' auditors for 2001
    (see page 27).

HOW MANY VOTES DO I HAVE?

  You will have one vote for every share of j2 Global Communications common stock you owned on May 16, 2001 (the record date).

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

  11,517,692, which represents the total number of shares of j2 Global Communications common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

  A majority of the votes that can be cast, or 5,758,846 votes. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5% OF ANY CLASS OF j2 GLOBAL COMMUNICATIONS' STOCK?

  Yes. We were aware of the following beneficial owners of more than 5% of j2 Global common stock as of the record date:

                                                         Number      Percentage
                     Name and Address                   of Shares     of Class
                     ----------------                   ---------    ----------
   Richard S. Ressler.................................. 3,403,686(1)    29.2%
     c/o Orchard Capital Corporation
     6922 Hollywood Boulevard, 9th Floor
     Los Angeles, CA 90028

   Citadel Limited Partnership......................... 1,141,282(2)     9.9%
     225 W. Washington
     9th Floor
     Chicago, Illinois 60606

   Boardrush Media LLC.................................   732,830        6.4%
     972 Putney Road, Suite 299
     Brattleboro, VT 05301

   Pecks Management Partners Ltd.......................   669,122(3)     5.8%
     One Rockefeller Plaza
     New York, NY 10020

--------
(1) Consists of 3,187,379 shares of stock owned by Orchard/JFAX Investors, LLC, 97,561 shares of j2 Global common stock owned by The Ressler Family Foundation, 77,079 shares of stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time, and options owned by Mr. Ressler to acquire 41,667 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of The Ressler Family Foundation, but has disclaimed beneficial ownership of any shares of stock in which he has no pecuniary interest.

(2) Citadel Limited Partnership is part of a group having shared voting and dispositive power of 1,141,282 shares of the Company's common stock). These shares of common stock are owned by two members of the group: Fisher Capital Ltd., which owns 742,223 shares of common stock and Wingate Capital Ltd. which owns 399,059 shares of common stock. Fisher Capital Ltd. also has the right to acquire 426,724 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $0.04 per share, and the right to acquire 12,968 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $209.76 per share. Wingate Capital Ltd. also has the right to acquire 229,526 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $0.04 per share, and the right to acquire 6,983 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $209.76 per share. Notwithstanding the preceding, neither Wingate Capital Ltd. nor Fisher Capital Ltd. is permitted to exercise warrants to purchase common stock if after giving effect to the exercise it (together with its affiliates) (i) would beneficially own 10.00% or more of the common stock following the exercise or (ii) would have acquired, through exercise of warrants or otherwise, during the 60-day period ending on and including the exercise date (the "60-Day Period") a number of shares of common stock that, when added to the number of shares of common stock beneficially owned by it (together which its affiliates) at the beginning of the 60-Day Period, is in excess of 10.00% of the outstanding shares of common stock following the exercise.

(3) Consists of:

  . 347,771 shares of common stock and vested warrants to acquire 73,906 shares of j2 Global common stock held by Delaware State Employees Retirement Fund;

  . 95,745 shares of common stock and vested warrants to acquire 20,313 shares of j2 Global common stock held by ICI American Holdings, Inc. Defined Benefit Plan;

  . 64,268 shares of common stock and vested warrants to acquire 13,594 shares of j2 Global common stock held by Zeneca Holdings Inc. Defined Benefit Plan; and

  . 44,141 shares of common stock and vested warrants to acquire 9,375 shares of j2 Global common stock held by the JW McConnell Family Foundation.

HOW DO I VOTE?

  You can vote either in person at the annual meeting or by proxy without attending the annual meeting.

  To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

  If you want to vote in person at the annual meeting, and you hold your j2 Global Communications stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

  Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to j2 Global Communications' Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

  If you return a proxy card without indicating your vote, your shares will be voted for the nominees listed on the card, for approval of the 2001 employee stock purchase plan and for the ratification of KPMG LLP as auditors for 2001.

WHAT IF I VOTE "ABSTAIN"?

  A vote to "abstain" on any matter will have the effect of a vote against.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

  If you don't vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting.

  If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting.

  If you don't vote your shares held in your name, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

  We don't know of any other matters that will be considered at the annual meeting. If any other matters do arise, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

  Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Proposal 1 -- Election of Directors

 General

  A board of five directors is to be elected at the j2 Global annual meeting. Steven J. Hamerslag, a current board member, is not a nominee and the board has reduced its size from six members to five. Unless otherwise instructed, the proxy holders will vote the proxies received by them for j2 Global's five nominees named below, each of whom is currently a director of j2 Global. In the event that any nominee of j2 Global is unable or declines to serve as a director at the time of the annual meeting, neither of which events is expected, the proxies will be voted for such nominee as shall be designated by the current j2 Global board of directors to fill the vacancy.

 Vote Required

  Each share of j2 Global common stock may vote for up to five director-nominees. Votes may not be cumulated. If a quorum is present, the five nominees receiving the highest number of votes will be elected to the j2 Global board of directors, whether or not such number of votes for any individual represents a majority of the votes cast.

  The term of office of each person elected as a director will continue until the next j2 Global annual meeting or until his or her successor has been elected and qualified.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

 Nominees

  The names of the nominees, their ages at the record date and certain other information about them are set forth below:

                                                                                      Director
Name                     Age Principal Occupation                                      Since
----                     --- --------------------                                     --------
Richard S. Ressler......  43 President, Orchard Capital Corporation                     1997
John F. Rieley..........  58 Co-Founder, j2 Global Communications, Inc.                 1995
Michael P. Schulhof.....  58 Private Investor                                           1997
Robert J. Cresci........  57 Managing Director of Pecks Management Partners Ltd.        1998
Douglas Y. Bech.........  55 Chairman and CEO of Raintree Resorts International, Inc.   2000

  There is no family relationship between any director of j2 Global and any executive officers of j2 Global.

  Richard S. Ressler has been Chairman of the Board and a director since 1997. He is the managing member of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. He was the chief executive officer of j2 Global from March 1997 until January 2000. Mr. Ressler is a co-founder and principal of CIM Group, LLC, a real estate investment, development and management company. He has been a principal of CIM Group since 1994. Mr. Ressler has been the Chairman of the Board of MAI Systems Corporation, a software and network computing company, since 1995. He served as MAI's chief executive officer from 1995 to 1997. Mr. Ressler is the founder and president of Orchard Capital Corporation, a firm which provides investment capital and advice to companies in which Orchard Capital or its affiliates have made investments. Mr. Ressler has been a principal of Orchard Capital since 1994.

  John F. Rieley is a co-founder and has been a director of j2 Global since 1995. From December 1995 when j2 Global was founded until March 1997, he held various offices with j2 Global. After March 1997, he has provided consulting services to j2 Global under an agreement between j2 Global and Boardrush Media LLC, one of j2 Global's principal stockholders. He has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs.

  Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industry. From 1993 to 1996, he was president and chief executive officer of Sony Corporation of America. Mr. Schulhof is a trustee of Brandeis University, the Lincoln Center for the Performing Arts, New York University Medical Center and the Brookings Institution. He is a member of the Council on Foreign Relations and the Investment and Services Policy Advisory Committee to the U.S. Trade Representative. Mr. Schulhof is a director of SportsLine, USA, Inc., an Internet-based sports media company.

  Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm, since 1990. Mr. Cresci currently serves on the boards of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., E-Stamp Corporation, and several private companies.

  Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000 he served as a director of eFax.com. Since August 1997, Mr. Bech has served as chairman and chief executive officer of Raintree Resorts International, Inc., a company that owns and operates luxury vacation ownership resorts. Mr. Bech was a founding partner, and since August 1994 has served as a managing director, of Raintree Capital Company, LLC, a merchant banking firm. In addition, from October 1994 to October 1997, Mr. Bech was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm. Mr. Bech holds a B.A. in Political Science from Baylor University and a J.D. from The University of Texas Law School. Mr. Bech is a director of Frontier Oil Corporation, Pride Companies, L.P. and several private companies.

 Executive Officers

  The name, age and title of each of j2 Global's executive officers, business experience for at least the past five years and certain other information concerning each executive officer have been furnished by the executive officer and are included below. Executive officers are elected by the j2 Global board of directors following the annual meeting of our stockholders.

  Steven J. Hamerslag, 44, has been a j2 Global director since November 2000, and served as j2's Chief Executive Officer and President from January 2000 through December 2000. Since January 2001, Mr. Hamerslag has been managing partner of Fortuna Ventures, an early stage technology investment firm. Previously, since July 1999, he had been chief executive officer of SureTalk.com, Inc., a closely held Internet-based messaging and communications company which j2 Global acquired on January 26, 2000. Prior to joining SureTalk, Mr. Hamerslag was vice chairman, until May 1998, and prior to that chief executive officer, until April 1996, of MTI Technology, Inc., an international provider of data storage management products and services.

  Nehemia Zucker, 44, has been j2 Global's Chief Financial Officer since 1996, and since December 2000 has also managed j2 Global's Web Channel. Prior to joining j2 Global in 1996, he was chief operations manager of Motorola's EMBARC division, which packages CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, Mr. Zucker held various positions in finance, operations and marketing at Motorola in the United States and abroad.

  Leo D'Angelo, 38, has been j2 Global's Chief Technology Officer since March 2000. Mr. D'Angelo previously held the position of founder and chief technology officer at TimeShift, Inc., a developer of technology for accessing and managing communications services via the Internet. j2 Global acquired the assets of TimeShift on March 1, 2000. Before founding TimeShift in 1997, Mr. D'Angelo was responsible for the design and implementation of Fidelity Investments' equity trading floor.

  R. Scott Turicchi, 37, has been j2 Global's Executive Vice President, Corporate Development since March 2000, and since December 2000 has also managed j2 Global's Corporate Channel. He served as a director of j2 Global from 1998 through 2000. From 1990 to 2000, Mr. Turicchi was a managing director in Donaldson, Lufkin & Jenrette Securities Corporation's investment banking department. At DLJ, he was responsible for corporate finance activities, including public equity offerings, high grade and high yield debt offerings, private equity placements and mergers and acquisitions advisory services.

 Board Meetings and Committees

  The j2 Global board of directors held eight meetings during the year ended December 31, 2000 and conducted business by written consent. The j2 Global board of directors has a compensation committee and an audit committee. It does not have a nominating committee.

  The j2 Global audit committee currently consists of Messrs. Cresci, Schulhof and Bech. Mr. Bech joined the audit committee in April 2001, replacing Mr. Ressler as a member of that committee. The audit committee recommends engagement of j2 Global's independent auditors and is primarily responsible for approving the services performed by the independent auditors and reviewing and evaluating j2 Global accounting policies and systems of internal accounting controls. The committee held one meeting during 2000.

  The j2 Global compensation committee currently consists of Messrs. Cresci, Schulhof and Ressler. The compensation committee reviews and approves j2 Global's executive compensation policies and is responsible for administering j2 Global's 1997 Stock Option Plan. The compensation committee held one meeting during 2000 and conducted business by written consent.

  During 2000, each incumbent j2 Global director attended at least seventy-five percent (75%) of the aggregate of all of the meetings of the board of directors and the committees of which he was a member.

 Director Compensation

  j2 Global's directors who are also officers or consultants of j2 Global receive no separate compensation for serving as directors. j2 Global's outside directors, Messrs. Schulhof, Cresci, Hamerslag and Bech are themselves, or are representatives of, significant stockholders. Mr. Bech was designated a director by eFax.com at the closing of our acquisition of eFax.com in November 2000. None of them receive fees for serving as directors. They are, however, reimbursed for their expenses in attending directors' meetings and committee meetings.

  j2 Global's directors are eligible to participate in j2 Global's 1997 Stock Option Plan. In July 2000, Messrs. Cresci, Rieley, Schulhof and Ressler (and Zohar Loshitzer, who was a director through November 2000) were each granted 12,500 options to purchase shares of j2 Global common stock at an exercise price of $6.88 per share. See "--Executive Compensation--1997 Stock Option Plan" beginning on page 14 for a description of the terms of j2 Global's 1997 Stock Option Plan.

  The services of Mr. Ressler, formerly as Chief Executive Officer and currently as Chairman, are provided to j2 Global pursuant to a consulting agreement. See "--Executive Compensation--Certain Transactions" beginning on page 14.

  No options or warrants were exercised by any of j2 Global's directors in 2000.

 Compensation Committee Interlocks and Insider Participation

  The j2 Global compensation committee currently consists of Messrs. Cresci, Schulhof and Ressler. j2 Global has no interlocking relationships or other transactions involving any of its compensation committee members that are required to be reported pursuant to applicable SEC rules. One of j2 Global's former officers, Richard S. Ressler, but no current officer, serves on the compensation committee.

 Security Ownership of Management

  The following table sets forth the beneficial ownership of j2 Global common stock as of the record date, by each director, by each director nominee, by each of the executive officers named in the Summary Compensation Table under "--Executive Compensation" beginning on page 9 and by all such directors, director nominees and executive officers as a group.

                                                       Number of
                                                         Shares
                                                      Beneficially   Approximate
     Name(1)                                            Owned(2)     Percentage
     -------                                          ------------   -----------
   Richard S. Ressler................................  3,403,686(3)     29.2%
   John F. Rieley....................................     43,750           *
   Michael P. Schulhof...............................    275,776(4)      2.4%
   R. Scott Turicchi.................................     93,896(5)        *
   Robert J. Cresci..................................      3,333(6)        *
   Steven J. Hamerslag...............................    129,404         1.1%
   Douglas Y. Bech...................................     17,820           *
   Leo D'Angelo......................................     15,000(7)        *
   Nehemia Zucker....................................    131,727(9)      1.1%
   All directors, director nominees and named
    executive officers as a group (9 persons)........  4,072,725        34.3%

--------
 *Less than 1%

(1) The address for all executive officers, directors and director nominees is c/o j2 Global, Inc., 6922 Hollywood Blvd., Suite 800, Los Angeles, CA 90028.

(2) At the record date for the j2 Global annual meeting, 11,517,692 shares of j2 Global common stock were outstanding.

(3) Consists of 3,187,379 shares of j2 Global common stock owned by Orchard/JFAX Investors, LLC, 97,561 shares of j2 Global common stock owned by The Ressler Family Foundation, 77,079 shares of j2 Global common stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time, and options owned by Mr. Ressler to acquire 41,667 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting. See "--Executive Compensation--Certain Transactions" beginning on page 14. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of The Ressler Family Foundation, but has disclaimed beneficial ownership of any shares of j2 Global common stock in which he has no pecuniary interest.

(4) Consists of 65,776 shares of j2 Global common stock and vested warrants to acquire 210,000 shares of j2 Global common stock.

(5) Consists of 500 shares of j2 Global common stock, vested warrants to acquire 35,938 shares of j2 Global common stock and options to acquire 56,458 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

(6) Consists of options to acquire 3,333 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

(7) Consists of 7,500 shares of j2 Global common stock and options to acquire 7,500 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

(8) Consists of 65,435 shares of j2 Global common stock and options to acquire 66,292 shares of j2 Global common stock that are exercisable within 60 days of the record date for this meeting.

Executive Compensation

 Summary Compensation Table

  The following table shows, as to j2 Global's Chairman and former Chief Executive Officer, and each of j2 Global's other four most highly compensated executive officers who were serving as executive officers during the last fiscal year, information concerning all compensation paid for services to j2 Global in all capacities during the last three fiscal years.

                                                    Long Term Compensation
                                                  ----------------------------
                                     Annual
                                  Compensation    Securities
Name and Principal             ------------------ Underlying      All Other
Position                  Year Salary($) Bonus($) Options(#)   Compensation($)
------------------        ---- --------- -------- ----------   ---------------
Richard S. Ressler(1).... 2000  176,750        0    12,500             0
  Chairman and Former     1999  237,500        0   125,000             0
  Chief Executive Officer 1998  200,000        0         0             0

Steven J. Hamerslag(2)... 2000  181,731        0   600,000(3)          0
  Former President and    1999        0        0         0             0
  Chief Executive Officer 1998        0        0         0             0

Nehemia Zucker........... 2000  172,019   35,000    17,792             0
  Chief Financial Officer 1999  150,000   43,125     5,125             0
                          1998  150,000   31,250     3,125             0

Leo D'Angelo............. 2000  140,577        0    30,000             0
  Chief Technology        1999        0        0         0             0
   Officer                1998        0        0         0             0

R. Scott Turicchi........ 2000  181,731        0   212,500             0
  Executive VP, Corp Dev  1999        0        0         0             0
                          1998        0        0         0             0

--------
(1) Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services to j2 Global through a consulting agreement. Mr. Ressler served as j2 Global's Chief Executive Officer from March 1997 until January 2000.

(2) Mr. Hamerslag resigned as President and Chief Executive Officer effective December 31, 2000.

(3) Consisted of options to acquire to acquire 300,000 shares of j2 Global common stock and 300,000 shares issuable upon conversion of 120 shares of j2 Global Series B Convertible Preferred Stock. These options and shares were canceled effective December 31, 2000 in connection with Mr. Hamerslag's resignation as President and Chief Executive Officer.

Options Granted in Last Fiscal Year

  The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 2000 to j2 Global's executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all current directors who are not executive officers as a group and to all other employees as a group:

                                                       Individual Grants
                          ----------------------------------------------------------------------------
                                         % of Total                     Potential Realizable Value at
                            Number of     Options                       Assumed Annual Rates of Stock
                            Securities   Granted To Exercise            Price Appreciation for Option
                            Underlying   Employees   Price                         Term(1)
                             Options     In Fiscal   ($/SH)  Expiration ------------------------------
                          Granted (#)(2)  year(3)    (4)(5)     Date        5% ($)         10% ($)
                          -------------- ---------- -------- ---------- -------------- ---------------
Richard S. Ressler......      12,500         1.1%     6.88    7/12/10           54,085         137,062
Steven J. Hamerslag.....     300,000(7)     25.5%     8.24    7/12/05        1,554,628       3,939,731
Nehemia Zucker..........      17,792         1.5%     8.24    4/14/10           92,200         233,652
Leo D'Angelo............      30,000         2.5%     8.24    4/14/10          155,463         393,973
R. Scott Turicchi.......     212,500        18.1%     8.24    7/12/10        1,101,194       2,790,643

                                                          Total Grants
                          ----------------------------------------------------------------------------
                                         % of Total                     Potential Realizable Value at
                            Number of     Options                       Assumed Annual Rates of Stock
                            Securities   Granted To Exercise            Price Appreciation for Option
                            Underlying   Employees   Price                         Term(1)
                             Options     In Fiscal   ($/SH)  Expiration ------------------------------
                          Granted (#)(2)  year(3)    (4)(5)     Date        5% ($)         10% ($)
                          -------------- ---------- -------- ---------- -------------- ---------------
All current executive
 officers as a group (5
 officers)..............      12,500         1.1%     6.88    7/12/10           54,085         137,062
                              62,792         5.3%     8.24    4/14/10          325,394         824,612
                             212,500        18.1%     8.24    7/12/10        1,101,194       2,790,643

All current directors
 who are not executive
 officers as a group
 (4 directors)..........     300,000        25.5%     8.24    7/12/10        1,554,628       3,939,731
                              37,500                  6.88    7/12/10          162,255         411,186

All other employees as a
 group..................     295,469        25.1%     8.24    4/14/10        1,531,147       3,880,228
                              51,125         4.3%     6.88    7/12/10          221,207         560,583
                              25,000         2.1%     7.12    7/12/10          111,943         283,686
                              45,000         3.8%     6.00    9/28/10          169,802         430,310
                              10,000         0.8%     4.75    9/28/10           29,872          75,703
                             162,715(6)     13.8%      (6)        (6)        9,036,304      16,427,432

--------
(1) Potential realizable value is based on the assumption that the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not represent an estimate of future stock price growth.

(2) All stock options granted have 10-year terms and are exercisable with respect to 25% of the shares covered thereby on the anniversary of the date of grant, with full vesting occurring four years following the date of grant. See "--Employment Contracts, Termination of Employment and Change of Control Agreements" for provisions regarding acceleration of the vesting of options.

(3) There were stock options and warrants granted to the Company employees in 2000 to acquire a total of 1,177,101 shares of j2 Global common stock, including all options granted to Messrs. Ressler and Hamerslag, but excluding options granted to our other directors.

(4) Options were granted at an exercise price equal to the market value of the Company's common stock as listed on The Nasdaq National Market.

(5) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares.

(6) These options were issued at the closing of the eFax.com acquisition in exchange for eFax.com options outstanding at that date. Their exercise prices range from $4.51 to $302.63 and their expiration dates range from 4/25/06 to 7/24/10.

(7) These options were canceled effective December 31, 2000 in connection with Mr. Hamerslag's resignation as President and Chief Executive Officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  No options were exercised by any of j2 Global's executive officers during the year ended December 31, 2000. The value of the options held at the end of the year are set forth in the following table:

                                 Number of Securities      Value of Unexercised In-
                                Underlying Unexercised       The-Money Options at
                            Options at Fiscal Year-End (#)  Fiscal Year-End ($)(1)
   Name                       Exercisable/Unexercisable    Exercisable/Unexercisable
   ----                     ------------------------------ -------------------------
   Richard S. Ressler......        41,667 / 95,833                   0 / 0
   Steven J. Hamerslag.....             0 / 0                        0 / 0
   Nehemia Zucker..........        66,292 / 22,250                   0 / 0
   Leo D'Angelo............             0 / 30,000                   0 / 0
   R. Scott Turicchi.......         3,333 / 219,167                  0 / 0

--------
(1) Market value of underlying securities at fiscal year-end ($1.12 per share), minus the exercise price.

 Employment Contracts, Termination of Employment and Change of Control Arrangements

  j2 Global currently has employment contracts with R. Scott Turicchi and Nehemia Zucker. Prior to his resignation in December 2000, Steven J. Hamerslag, j2 Global's former President and Chief Executive Officer, provided services under an employment contract. j2 Global also has a consulting agreement with Orchard Capital Corporation, which supplies the services of Richard S. Ressler, j2 Global's Chairman, and a consulting agreement with Boardrush Media LLC, which supplies the services of John F. Rieley, a director and co-founder and Jens Muller, a former director and a co-founder. See "-- Certain Transactions" beginning on page 14.

  Mr. Turicchi's Contract. This agreement has no specified term. If j2 Global terminates Mr. Turicchi without cause or Mr. Turicchi resigns following a constructive without cause termination, j2 Global will be required to pay Mr. Turicchi 12 months' severance, in the event of a termination occurring during the first year of Mr. Turicchi's employment, six months' severance, in the event of a termination occurring during the second year of Mr. Turicchi's employment, and three months' severance, in the event of a termination occurring during the third year of Mr. Turicchi's employment. A "constructive without cause termination" is defined as a relocation of Mr. Turicchi, a material change in Mr. Turicchi's duties, responsibilities or reporting relationship directly to the Chief Executive Officer or board of directors, or a termination by Mr. Turicchi upon or within 12 months after the occurrence of a change-in-control, as defined in j2 Global's 1997 Stock Option Plan.

  In connection with the agreement, j2 Global committed to grant to Mr. Turicchi, subject to an increase in the number of shares reserved for issuance under j2 Global's 1997 Stock Option Plan, options to purchase 212,500 shares of j2 Global common stock in accordance with j2 Global's 1997 Stock Option Plan. j2 Global granted these options to Mr. Turicchi on July 12, 2000 at an exercise price of $8.24 per share. These options have a term of 10 years. Options to acquire one-quarter, or 53,125, of the shares of j2 Global common stock vest on each anniversary of the date Mr. Turicchi commenced employment with j2 Global, subject to the following:

  . In the event of a termination by j2 Global without cause or a "constructive without cause termination" during the first year of his employment, Mr. Turicchi will vest in all unvested options otherwise scheduled to vest on his first anniversary;

  . In the event of a termination by j2 Global without cause or a "constructive without cause termination" during the second year of Mr. Turicchi's employment, Mr. Turicchi will vest in one-half of the unvested options otherwise scheduled to vest on his second anniversary; and

  . All options will vest upon a change of control.

  "Change of control" is defined as a single party or affiliated group, not currently affiliated with j2 Global, acquiring a majority of j2 Global's outstanding shares of common stock.

  Under the agreement, Mr. Turicchi participates in all of j2 Global's benefits programs including j2 Global's semi-annual incentive compensation bonus plan.

  Mr. Zucker's Contract. This employment agreement has no specified term and is terminable at will by either party, but provides for severance payments equal to six months' salary in the event of a termination by j2 Global without cause. This agreement does not provide for accelerated vesting of any employee options upon termination for any reason, but does provide for accelerated vesting in the event of a change in control of j2 Global.

  Mr. Hamerslag's Contract. Upon joining j2 Global as President and Chief Executive Officer in January 2000, Mr. Hamerslag entered into an employment agreement with j2 Global. This agreement had a four-year term, and was automatically renewed for successive one-year terms unless either j2 Global or Mr. Hamerslag gave prior notice of termination. The agreement contained no severance obligations. In connection with the agreement, j2 Global issued 120 shares of j2 Global Series B Convertible Preferred Stock to Mr. Hamerslag. Each share of j2 Global Series B Convertible Preferred Stock was convertible into 2,500 shares (for a total of 300,000 shares) of j2 Global common stock, at the election of Mr. Hamerslag, but only following the expiration of j2 Global's repurchase rights, which are described below, with respect to each share of Series B Convertible Preferred Stock and repayment by Mr. Hamerslag of the applicable portion of the promissory note, which is described below. As consideration for the shares of Series B Convertible Preferred Stock, Mr. Hamerslag issued to j2 Global a promissory note for $7,125,000, or $23.75, the market price per share for the j2 Global common stock on the date Mr. Hamerslag commenced employment, multiplied by 300,000. The note was non-recourse, but was secured by a pledge of Mr. Hamerslag's shares of Series B Convertible Preferred Stock, accrued interest at the one-year Treasury-note rate, with interest payable annually in arrears, and matured five years following issuance. Mr. Hamerslag granted j2 Global the right to repurchase his Series B Convertible Preferred Stock at a price per share equal to $59,375 in the event that Mr. Hamerslag's employment terminated for any reason. This repurchase right:

  Applied to all 120 shares prior to the first anniversary of Mr. Hamerslag's employment by j2 Global;

  Only applied to 90 shares following the first anniversary of Mr. Hamerslag's employment or in the event of a termination by j2 Global without cause or by Mr. Hamerslag with good reason during the first year of his employment, to 60 shares following the second anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by 53 Mr. Hamerslag with good reason during the second year of his employment, and to 30 shares following the third anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by Mr. Hamerslag with good reason during the third year of his employment;

  Expired completely following the fourth anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by Mr. Hamerslag with good reason during the fourth year of his employment; and

  Expired completely upon a change of control.

  "Good reason" was defined as a change in the reporting relationship between Mr. Hamerslag and the j2 Global board or directors, the committees of the j2 Global board of directors or j2 Global's Chairman, or a re-location of Mr. Hamerslag. "Change of control" was defined as a single party or affiliated group not currently affiliated with j2 Global, excluding any of j2 Global's employee benefit plans and excluding j2 Global's Chairman, Richard S. Ressler, or any of his affiliates, acquiring a majority of the outstanding shares of the j2 Global common stock or substantially all of j2 Global's assets.

  On July 12, 2000, j2 Global granted to Mr. Hamerslag, subject to an increase in the number of shares reserved for issuance under the j2 Global 1997 Stock Option Plan, options to purchase 300,000 shares of j2 Global common stock at an exercise price of $8.24 per share in accordance with the 1997 Stock Option Plan. These options had a term of five years. Options to acquire one-quarter, or 75,000, of the shares of j2 Global common stock vested on January 30, 2001 and on each anniversary thereafter, subject to the following:

  In the event of a termination by j2 Global without cause or by Mr. Hamerslag with "good reason" during the first year of his employment, Mr. Hamerslag would vest in all unvested options otherwise scheduled to vest on his first anniversary;

  In the event of a termination by j2 Global without cause or by Mr. Hamerslag with "good reason" during the second year of his employment, Mr. Hamerslag would vest in all unvested options otherwise scheduled to vest on his second anniversary;

  In the event of a termination by j2 Global without cause or by Mr. Hamerslag with "good reason" during the third year of his employment, Mr. Hamerslag would vest in all unvested options otherwise scheduled to vest on his third anniversary;

  In the event of a termination by j2 Global without cause or by Mr. Hamerslag with "good reason" during the fourth year of his employment, Mr. Hamerslag would vest in all unvested options otherwise scheduled to vest on his fourth anniversary; and

  All options would vest upon a change of control.

  Under the agreement, j2 Global reimbursed Mr. Hamerslag for up to $50,000 of discretionary business expenses incurred by Mr. Hamerslag per year, and Mr. Hamerslag participated in all of j2 Global's benefits programs, including j2 Global's semi-annual incentive compensation bonus plan.

  In connection with his resignation in December, 2000, Mr. Hamerslag and j2 Global entered into an agreement whereby the employment agreement was terminated, Mr. Hamerslag transferred to j2 Global for cancellation all 120 shares of his Series B Convertible Preferred Stock and the $7,125,000 promissory note made by Mr. Hamerslag in favor of j2 Global (including all principal thereof and accrued interest thereon) was cancelled.

 1997 Stock Option Plan

  j2 Global's 1997 Stock Option Plan was adopted by the board of directors and approved by the stockholders in November 1997. A total of 2,000,000 shares of j2 Global common stock have been reserved for issuance under the plan. As of the record date, options to purchase 1,440,697 shares of common stock were outstanding under the plan, and 36,285 shares had been issued upon exercise of previously granted options.

  The plan provides for grants to employees, including officers and employee directors, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants of nonstatutory stock options to employees, including officers and employee directors, and consultants, who may be non-employee directors.

  The plan is administered by the compensation committee of the j2 Global board of directors. The plan administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The plan administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

  Options generally have a term of 10 years. For options granted in 1999 and prior years, one-third of the options vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the options vest on each annual anniversary of the grant date thereafter. For options granted after 1999, one-quarter of the options vest on the one-year anniversary of the grant date and each of the remaining one-quarter portions of the options vest on each annual anniversary of the grant date thereafter.

  The option exercise price may not be less than the higher of the par value or 100% of the fair market value of j2 Global common stock on the date of grant; provided, however, that nonstatutory options may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value on the date the option is granted. In the case of an incentive option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of j2 Global stock, the option exercise price for each share of common stock covered by such option may not be less than 110% of the fair market value of a share of j2 Global common stock on the date of grant of such option.

  In the event of a sale of all or substantially all of j2 Global's assets, or j2 Global's merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options and a comparable position at the acquiring company.

 Certain Transactions

  Indebtedness of Officers and Directors. The following directors, officers and beneficial owners of more than 5% of j2 Global's common stock are indebted to j2 Global:

  . As of December 31, 2000, Nehemia Zucker was indebted to j2 Global in the amount of $126,531. This amount represents the principal balance of a loan in the original principal amount of $100,000 that was advanced to Mr. Zucker on April 11, 1997, plus accrued interest. The loan matures on March 31, 2002 and bears interest at the rate of 6.32% per annum. However, interest is not paid periodically, but rather is accrued and added to principal each September 30 and March 31. This note is secured by a pledge of 55,000 shares of j2 Global common stock owned by Mr. Zucker.

  . Boardrush Media LLC is indebted to j2 Global in the amount of approximately $1,050,000. The loan to Boardrush was advanced to Boardrush on March 17, 1997 and the principal amount of the loan was originally $2,250,000. The loan to Boardrush matures on December 31, 2002. This loan bears interest at the rate of 6.32% per annum with interest payments offset against amounts due and owing to Boardrush under the consulting agreement described below.

  Consulting Agreements. j2 Global is a party to a consulting agreement with Boardrush Media LLC, a limited liability company that owns approximately 6.4% of the j2 Global common stock and of which Jens Muller, a former director, is the manager and therefore the controlling person. Pursuant to this agreement, Boardrush provides the services of Mr. Muller and John F. Rieley, one of j2 Global's directors, to j2 Global for a maximum of two days each per month. j2 Global considers Messrs. Muller and Rieley to be the co-founders of j2 Global. The term of the consulting agreement runs through the earlier of the date on which the Boardrush loan is repaid in full as described above and December 31, 2002. Therefore, there can be no assurance that upon the repayment of the Boardrush loan, Messrs. Muller and Rieley will continue to provide any consulting services to j2 Global. Until March 17, 1999, j2 Global paid Boardrush $400,000 per year, payable in equal monthly payments, pursuant to the consulting agreement. From and after March 17, 1999, Boardrush's compensation under the consulting agreement consists of forgiveness of interest and principal under the loan discussed above, with principal reductions being made pro rata over the five-year period from March 17, 1999 through March 17, 2004. The consulting agreement originally expired, and the Boardrush loan originally matured, on March 17, 2004. In July 2000, j2 Global entered into a modification agreement that amended the terms of the consulting agreement and loan. Terms of the amendments are as follows:

  . The term of the loan was shortened so that the maturity date is now
    December 31, 2002 instead of March 17, 2004;

  . The term of the consulting agreement was shortened so that the term now expires on December 31, 2002 instead of March 17, 2004; however, the amount and schedule of the deemed principal reductions on the loan payable under the consulting agreement have remained unchanged, i.e., $37,500 per month;

  . The deemed principal reductions under the consulting agreement, by the terms of the modification agreement, are not earned until the maturity date of the loan;

  . Boardrush was given the right to repay the loan at any time either in cash or in j2 Global common stock valued at the then current market price; and

  . In the event that, at any time prior to December 31, 2002, Boardrush prepays approximately $760,000 of the loan either in cash or j2 Global common stock, then (a) the requirement that Boardrush repay the loan with the proceeds of any sale of j2 Global common stock after it has received in excess of $6 million in such proceeds would expire and (b) Boardrush's pledge of 731,250 shares of j2 Global common stock would be extinguished.

  On July 27, 2000, Boardrush prepaid $760,000 of the loan by delivering to j2 Global approximately 62,500 shares of j2 Global common stock, valued at $12.125 per share. This caused the events described in clauses (a) and (b) of the immediately preceding bullet point to occur. Pursuant to the consulting agreement, j2 Global also reimburses Boardrush for expenses it incurs on j2 Global's behalf.

  Richard S. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by Mr. Ressler. Mr. Ressler is also a member and the manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. Under this consulting arrangement, j2 Global paid Orchard Capital $200,000 per year through June 30, 1999 and $275,000 per year from July 1, 1999 though March 31, 2000, in each case payable in equal monthly payments, for the services of Mr. Ressler. These arrangements were not pursuant to a written agreement. Effective April 1, 2000, Orchard Capital's compensation was reduced to $144,000 per year to reflect Mr. Ressler's decreased role in management following the hiring of Steven J. Hamerslag as Chief Executive Officer. Orchard Capital's revised consulting arrangement was reflected in a new written agreement between j2 Global and Orchard Capital. This agreement runs for consecutive 6 month terms and is terminable by either party by written notice delivered at least 30 days prior to commencement of the next 6 month term.

  As a director, Mr. Ressler is eligible to participate in j2 Global's 1997 Stock Option Plan. In July 2000, he was granted options to purchase 12,500 shares of j2 Global common stock at an exercise price of $6.88 per share. See "--1997 Stock Option Plan" on page 14 for a description of the terms of j2 Global's 1997 Stock Option Plan.

  Other than reimbursement for reasonable expenses incurred in connection with the services it renders to j2 Global, neither Orchard Capital nor Mr. Ressler received any other compensation from j2 Global in 2000.

  Shared Space and Services. j2 Global currently leases approximately 28,000 square feet of office space for j2 Global's headquarters in Hollywood, California under a lease that expires in January 2010. j2 Global leases the space from CIM/Hollywood, LLC, a limited liability company indirectly controlled by j2 Global's Chairman, Richard S. Ressler. Additionally, j2 Global subleases approximately one-half of this space to CIM Group, LLC, an entity indirectly controlled by Mr. Ressler. This sublease expires on February 1, 2002, but is renewable for a one-year extension at CIM Group's option. j2 Global's net monthly rent is approximately $24,000.

  j2 Global has also shared and prorated certain administrative costs with other entities that are controlled by j2 Global's Chairman. The other administrative costs include the costs of a shared receptionist and routine office and telephone expenses.

  Investments in j2 Global by Officers, Directors and Principal
Stockholders. Between December 1995, when j2 Global was founded, and March 1997, when Orchard/JFAX Investors, LLC invested in j2 Global, j2 Global issued a total of 1,727,500 shares of j2 Global common stock to j2 Global's founders, Messrs. Muller and Rieley, in exchange for cash investments. In March 1997, j2 Global issued 1,343,750 shares of j2 Global common stock to Boardrush in exchange for an equivalent number of Mr. Muller's then-current stock holdings, which holdings were canceled. At the same time, j2 Global issued 2,515,000 shares of j2 Global common stock to Orchard/JFAX Investors, LLC in exchange for a cash investment of $7,750,000. In March 1997, j2 Global issued 55,000 shares to Nehemia Zucker upon the exercise by Mr. Zucker of employee options granted to him when he joined j2 Global in 1996 and payment by him of the option price of $0.0008 per share. In connection with the investments by Boardrush, Orchard/JFAX Investors, LLC and Mr. Zucker, j2 Global entered into a registration rights agreement with those investors as well as Messrs. Rieley and Muller. Under that registration rights agreement, the investors have the right to participate in registrations initiated by j2 Global, but they have no right to demand that j2 Global effect a registration. These registration rights will expire on March 17, 2007.

  In March 1998, j2 Global issued 846,405 shares of j2 Global common stock at $3.20 per share pursuant to a rights offering that was made available to all of j2 Global's then stockholders and warrant holders on the same terms. The principal stockholders, officers and directors who participated and the number of shares purchased by each were as follows: Orchard/JFAX Investors, LLC, 770,194 shares; Michael P. Schulhof, 65,776 shares; and Nehemia Zucker, 10,435 shares. A portion of the proceeds of the rights offering was used to repay a loan to j2 Global from Orchard/JFAX Investors. That loan was in the principal amount of $1,400,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,444,100.

  In June 1998, j2 Global's issued $10 million of its 10% senior subordinated notes due 2004 together with 525,493 shares of j2 Global common stock to an investor group advised by Pecks Management Partners Ltd., consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and the J.W. McConnell Family Foundation. Robert J. Cresci, one of j2 Global's directors, is a managing director of Pecks Management Partners, Ltd. Pursuant to the terms of the notes, which permitted j2 Global to make some payments of interest by issuing additional notes and shares of j2 Global common stock, j2 Global subsequently issued an additional $512,500 principal amount of notes and 26,432 shares of j2 Global common stock to that investor group. The total purchase price was $10 million.

  In July 1998, j2 Global also issued $5 million in liquidation preference of its Series A Usable Redeemable Preferred Stock and related warrants to acquire 781,250 shares of j2 Global common stock. The total purchase price was $5 million. The warrants issued in connection with the preferred stock have an exercise price of $9.60 per share and expire on July 1, 2005. Donaldson, Lufkin & Jenrette Securities Corporation acted as placement agent for the offerings of notes and preferred stock and received warrants to acquire 61,813 shares of j2 Global common stock and a cash payment of $870,000, as compensation for its services. Mr. Turicchi, j2 Global's Executive Vice President, Corporate Development, is a former managing director of Donaldson, Lufkin & Jenrette Securities Corporation. The purchasers of the preferred stock and related warrants included the following entities in the following amounts:

  . Affiliates of Donaldson, Lufkin and Jenrette Securities Corporation purchased 875 shares and received warrants to acquire 546,875 shares of j2 Global common stock;

  . Orchard/JFAX Investors, LLC purchased 500 shares and received warrants to acquire 78,125 shares of j2 Global common stock; and

  . The investor group managed by Pecks Management Partners, Ltd. purchased 188 shares and received warrants to acquire 117,438 shares of j2 Global common stock.

  A portion of the proceeds of the notes and preferred stock offerings was used to repay a loan to j2 Global from Orchard/JFAX Investors. That loan was in the principal amount of $1,000,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,013,625.

  The holders of j2 Global common stock and warrants issued in connection with the notes and the preferred stock offerings are entitled to registration rights pursuant to an agreement between j2 Global and those investors entered into at the time of the notes and preferred stock offerings. Under that agreement, among other things, the holders are generally entitled to demand two registrations of the j2 Global common stock issued in connection with the notes offering or of the j2 Global common stock issued upon exercise of the warrants. In addition, the holders are entitled to participate in registrations initiated by j2 Global. Finally, under the registration rights agreement, j2 Global has also agreed to file a registration statement on Form S-3 permitting resales of the shares of j2 Global common stock held by such investors.

  In addition, the holders of the j2 Global common stock and warrants issued in connection with the notes and preferred stock offerings are entitled to have j2 Global repurchase such shares of j2 Global common stock issued upon exercise of the warrants in the event of a change of control of j2 Global. In such event, the shares of j2 Global common stock issued at the time of the notes and preferred stock offerings are to be repurchased at $12.80 per share, the warrants to be redeemed at $6.40 per underlying share and the shares issued upon exercise of warrants to be repurchased at $16.00 per share.

  j2 Global is also party to a securityholders' agreement, dated June 30, 1998, with the holders of the notes and preferred stock, including those listed above, and other stockholders, including Orchard/JFAX Investors. Under that agreement, j2 Global has agreed to take all action within its power to cause the election of, and the stockholders have agreed to vote their shares of j2 Global common stock in favor of, one designee to the board of directors selected by the initial purchasers of the notes and one designee to the board of directors selected by the initial purchasers of the preferred stock. Currently, Mr. Cresci has been elected to the board of directors as the designee of the initial purchasers of the notes and Mr. Turicchi has been elected to the board of directors as the designee of the initial purchasers of the preferred stock. Although most provisions in the securityholders' agreement have terminated, the rights of the initial purchasers of the notes to designate a director as described survive for so long as such purchasers continue to hold at least 25% of the shares of j2 Global common stock issued in connection with the notes offering and the right of the initial purchasers of preferred stock to designate a director as described above survive for so long as such purchasers continue to hold at least 25% of the shares issued or issuable upon exercise of the related warrants.

  The senior subordinated notes were repaid in full and the Series A Usable Redeemable Preferred Stock was redeemed in full in July and August 1999 for approximately $10,591,000 and $6,818,000, respectively, including accrued and unpaid interest of $85,000 and dividends of $940,000, respectively. Persons participating in these investments have retained their shares of j2 Global common stock and warrants to acquire j2 Global common stock.

  In connection with the warrants granted to Mr. Schulhof, j2 Global also granted to him registration rights with respect to the shares issued upon exercise of the warrants. Mr. Schulhof is entitled to participate in registrations initiated by j2 Global and is entitled to demand registration of the shares owned by him. Mr. Schulhof's rights to demand a registration of his shares will expire in January 2007, but there is no express termination of his right to participate in registrations effected by j2 Global.

  In January 2000, j2 Global acquired the outstanding stock of SureTalk.com, Inc., a closely held Internet-based faxing, messaging and communications company based in Carlsbad, California. The stock was acquired directly from the shareholders of SureTalk.com, Inc. in a stock-for-stock purchase transaction valued at approximately $9.28 million. The shareholders of SureTalk.com included Steven J. Hamerslag, Timothy Johnson and Lester Morales, who joined j2 Global as employees following the closing. Mr. Morales no longer is a j2 Global employee. At closing, Mr. Hamerslag received 57,853 shares of j2 Global common stock, Mr. Johnson received 2,385 shares of j2 Global common stock and Mr. Morales received 17,159 shares of j2 Global common stock, in each case in satisfaction of j2 Global's obligations to them as selling SureTalk.com shareholders. In connection with the sale, the selling stockholders of SureTalk.com, including Messrs. Hamerslag, Johnson and Morales, were granted registration rights with respect to the shares of j2 Global common stock they received in connection with the sale pursuant to an agreement between j2 Global and those stockholders entered into at the time of the closing. Under that agreement, j2 Global agreed to file a registration statement on Form S-1 permitting resales of the shares of j2 Global common stock held by such stockholders and to have the registration statement declared effective no later than June 30, 2000. This SEC declared the registration statement effective on May 19, 2000.

  At the time of j2 Global's acquisition of SureTalk.com, SureTalk.com was a party to an administrative services agreement with Capitol Communications, Inc. pursuant to which Capitol Communications provided office space, personnel and administrative services with respect to SureTalk.com's telemarketing operation in Livonia, Michigan. Lester Morales, the former vice president, sales, of SureTalk.com and j2 Global's Senior Vice President, Sales through July 2000, is the president and sole stockholder of Capitol Communications. This administrative services agreement continued in place and j2 Global paid approximately $70,000 under this agreement through its termination in July 2000.

  In March 2000, j2 Global acquired substantially all of the assets of TimeShift, Inc., a developer of technology for accessing and managing communications services via the Internet. A former employee of TimeShift, Leo D'Angelo, joined j2 Global as an executive officer following the closing. At closing, Mr. D'Angelo received 7,500 shares of j2 Global common stock as a stock-out of any claims he had to the assets of TimeShift, Inc. that were being transferred to j2 Global.

  j2 Global believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. At the time of the transactions concerned--the initial Orchard/JFAX Investors, LLC investment in j2 Global, the June 1998 issuance of notes and j2 Global common stock, the July 1998 issuance of preferred stock and warrants and the January and March 2000 SureTalk.com and TimeShift acquisitions--those transactions were negotiated at arms' length with previously unaffiliated parties. j2 Global intends to have all future transactions between j2 Global and its officers, directors and affiliates be approved by a majority of disinterested directors of the board of directors or one of its committees, as appropriate, in a manner consistent with Delaware law and the fiduciary duties of j2 Global's directors.

 Report of the Compensation Committee of the Board of Directors on Executive Compensation

  General. The policy of j2 Global regarding the compensation of its executive officers is to maintain a total compensation program which will retain and motivate executives and:

  . Secure to j2 Global freedom from competition by such persons within reasonable and lawful limits; and

  . Provide appropriate base compensation, benefits and financial incentives through bonus and other employment-related programs.

  The compensation committee of the j2 Global board of directors recommends, subject to the board's approval, executive compensation. The compensation committee determines and approves stock option grants for all employees. The committee currently comprises two independent, non-employee directors, and one non-employee director of j2 Global that also provides services to j2 pursuant to a consulting agreement with his employer.

  Compensation Philosophy. The goals of j2 Global's compensation program are to align compensation with j2 Global's overall business objectives and performance, to foster teamwork and to enable j2 Global to attract, retain and reward employees who contribute to its long term success. The committee also seeks to establish compensation policies that allow j2 Global flexibility to respond to changes in its business environment.

  Compensation Components. Compensation for j2 Global's executives generally consists of salary, participation in a profit sharing plan, and stock option awards. The committee assesses past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

  Salary. The salaries of the executive officers are determined annually by the compensation committee based upon various subjective factors such as the executive's responsibilities, position, qualifications, years of experience and individual performance. Salaries are also reviewed annually to ensure they are comparable to those paid by similar companies in the geographic area.

  Profit Sharing Plan. j2 Global has also established a profit sharing plan for its executives and eligible managers designed to encourage and reward management for improving the profitability of the Company. Our Compensation Committee currently administers this plan. Payments under this plan are based on j2 Global's Adjusted Profitability.

  For purposes of this plan, "Adjusted Profitability" means j2 Global's net income, plus goodwill, and minus certain non-cash income. Adjusted Profitability is measured beginning with the first month that it is greater than zero (there are no offsets for prior months). Under this plan, which is effective only for 2001, j2 Global will contribute $250,000 to a profit sharing pool if the Adjusted Profitability for 2001 is at least $1 million, and will contribute an additional $250,000 for each additional $1 million of Adjusted Profitability for 2001 beyond the first $1 million. The total amount that can be contributed to this pool is capped at $1 million.

  In order to allow all of j2 Global's employees to participate in the Company's success, 10% of this pool is shifted into the Recognition and Reward Plan that is funded by j2 Global with a percentage of non-executive salaries for distribution to employees generally (other than those directly participating in the profit sharing plan) based on extraordinary individual or team performance. The balance of the profit sharing pool will be distributed among executives and eligible management as determined by the compensation committee in its sole discretion.

  Stock Options. Stock option awards are designed to align the interests of executives with the long-term interests of the stockholders. The compensation committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. For options granted prior to 2000, the vesting period was usually over a three-year period or as to 100% of the grant on the third anniversary of the grant. Effective January 1, 2000, the typical vesting period was changed to a four-year period or as to 100% of the grant on the fourth anniversary of the grant. The exercise price of options is generally the market price on the date of grant.

  Compensation of Chairman and Former Chief Executive Officer. Mr. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by Mr. Ressler, who is also a member and the manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. Under this consulting arrangement, j2 Global paid Orchard Capital $200,000 per year through June 30, 1999 and $275,000 per year from July 1, 1999 though March 31, 2000, in each case payable in equal monthly payments, for the services of Mr. Ressler. These arrangements were not pursuant to a written agreement. Effective April 1, 2000, Orchard Capital's compensation was reduced to $144,000 per year, and Orchard Capital's revised consulting arrangement was reflected in a new written agreement between j2 Global and Orchard Capital.

  As a director, Mr. Ressler is eligible to participate in j2 Global's 1997 Stock Option Plan. In July 2000, he was granted an option to purchase 12,500 shares of j2 Global common stock at an exercise price of $6.88 per share. See "--1997 Stock Option Plan" on page 14 for a description of the terms of j2 Global's 1997 Stock Option Plan.

  The compensation paid to Orchard Capital pursuant to the consulting arrangement was determined by the compensation committee based upon various subjective factors such as Mr. Ressler's responsibilities, qualifications, years of experience, individual performance and perceived contributions to j2 Global. The committee did not undertake a formal survey of analysis of compensation paid by other companies.

  Other than reimbursement for reasonable expenses incurred in connection with the services Orchard Capital renders to j2 Global, neither Orchard Capital nor Mr. Ressler receives any other compensation from j2 Global.

                                          Respectfully submitted,

                                          Robert J. Cresci
                                          Michael P. Schulhof
                                          Richard S. Ressler

 Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934 requires j2 Global's officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global's review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, j2 Global believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2000.

 Report of the Audit Committee(1)

  The following is the report of the Audit Committee with respect to j2 Global's audited financial statements for the fiscal year ended December 31, 2000.

  The Audit Committee has reviewed and discussed j2 Global's audited financial statements with management. The Audit Committee has discussed with KPMG LLP, j2 Global's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, which includes, among other items, matters related to the conduct of the audit of j2 Global's financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from j2 Global and its related entities, and has discussed with KPMG LLP their independence from j2 Global.

  The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which was filed as Appendix G to j2 Global's proxy statement/prospectus (relating to the eFax acquisition) on Form S-4/A filed with the Securities and Exchange Commission on October 20, 2000. Each member of the Audit Committee qualifies as an "independent" director under the current listing standards of National Association of Securities Dealers.

  Based on the review and discussions referred to above, the Audit Committee recommended to j2 Global's Board of Directors that j2 Global's audited financial statements be included in j2 Global's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          Respectfully submitted,

                                          Douglas Y. Bech
                                          Robert J. Cresci
                                          Michael P. Schulhof
--------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of j2 Global under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Performance Graph

  The following line graph compares the cumulative total return to stockholders on j2 Global common stock since July 23, 1999, the date the Company first became subject to the reporting requirements of the Securities Exchange Act of 1934. The graph compares stockholder return on j2 Global common stock with the same cumulative total return on the Nasdaq Telecommunications Index and an index of companies we selected. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The graph assumes that $100 was invested on July 23, 1999 in j2 Global common stock at the initial public offering price of $38 per share and in the indexes, and that all dividends were reinvested. No dividends have been declared or paid on j2 Global common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

  Companies in the peer group index include Deltathree Inc., Easylink Services Corporation (formerly Mail.com, Inc.), I-Link Corporation, iBasis Inc., PTEK Holdings, Inc., TeraGlobal Communications Corp., and Tumbleweed Communications Corp. We believe that the peer group index provides a representative group of companies in the unified communications industry.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG j2 GLOBAL COMMUNICATIONS, INC.,
             PEER GROUP INDEX AND  NASDAQ TELECOMMUNICATIONS INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

   The following table lists the data points used in preparing the performance graph:

Measurement       j2 GLOBAL         PEER GROUP             NASDAQ
   Date      COMMUNICATIONS, INC. COMPOSITE INDEX TELECOMMUNICATIONS INDEX
-----------  -------------------- --------------- ------------------------
07/23/99           $100.00            $100.00             $100.00
07/31/99           $ 90.79            $ 89.14             $ 96.08
08/31/99           $ 72.37            $ 74.37             $ 93.75
09/30/99           $ 52.30            $ 78.46             $ 93.86
10/31/99           $ 45.72            $ 75.82             $111.40
11/30/99           $ 61.51            $104.81             $123.36
12/31/99           $ 70.72            $124.32             $152.54
01/31/00           $ 63.16            $149.76             $148.34
02/29/00           $ 55.92            $178.02             $171.43
03/31/00           $ 52.63            $165.71             $165.55
04/30/00           $ 27.63            $ 69.34             $133.78
05/31/00           $ 15.79            $ 56.31             $113.39
06/30/00           $ 16.78            $ 94.77             $139.80
07/31/00           $ 26.97            $ 68.93             $120.39
08/31/00           $ 15.13            $ 80.58             $124.92
09/30/00           $ 13.82            $ 65.35             $109.66
10/31/00           $ 10.20            $ 28.79             $ 93.76
11/30/00           $  6.58            $ 20.22             $ 69.61
12/31/00           $  2.96            $ 19.59             $ 69.62
01/31/01           $  8.22            $ 17.44             $ 83.50
02/28/01           $  7.07            $ 11.91             $ 59.26
03/31/01           $  6.09            $  9.11             $ 49.29

Proposal 2 -- Approval of j2 Global Communications 2001 Employee Stock Purchase Plan

 General

  In May 2001, the Board of Directors adopted, subject to stockholder approval, the Company's 2001 Purchase Plan to be effective as of August 1, 2001. The maximum number of shares that may be issued under the 2001 Purchase Plan are 500,000.

 Vote Required

  Stockholders are requested in this Proposal 2 to approve the 2001 Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 2001 Purchase Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, APPROVAL OF 2001 EMPLOYEE STOCK PURCHASE PLAN.

SUMMARY OF THE 2001 PURCHASE PLAN

PURPOSE

  The purpose of the 2001 Purchase Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward employees and by motivating such employees to contribute to the growth and profitability of the Company.

ADMINISTRATION

  The 2001 Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the 2001 Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the 2001 Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in the 2001 Purchase Plan.

  The Board of Directors is authorized to delegate administration of the 2001 Purchase Plan to a committee designated by the Board. While the Company is a public reporting company, the Committee shall be required to consist of not less than two directors.

  The Board has delegated administration of the 2001 Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the 2001 Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  To the extent required for transactions under the Plan to qualify for exemptions available under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), all actions relating to awards to persons subject to Section 16 of the 1934 Act shall be taken by the entire board of directors unless each person who serves on the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Compensation Committee (or the Board) comprised solely of "non-employee directors".

STOCK SUBJECT TO THE 2001 PURCHASE PLAN

  500,000 shares are available for purchase under the 2001 Purchase Plan.

OFFERINGS

  The 2001 Purchase Plan will be implemented through sequential offerings, each of which is referred to as an "Offering," the terms of which are referred to herein as "Offering Periods." Generally, each such Offering Period will be for three months duration or such other duration as the Board shall determine, provided, however, that no Offering Period may exceed 27 months in duration. Offering Periods shall commence on or about February 1, May 1, August 1 and November 1 of each year and end on or about the next April 30, July 31, October 31 and January 31, respectively, occurring thereafter. If the stockholders approve the 2001 Purchase Plan, the initial Offering Period will commence on August 1, 2001 and end on October 31, 2001.

ELIGIBILITY

  Any employee of the Company or of any parent or subsidiary corporation of the Company designated by the Board for inclusion in the 2001 Purchase Plan is eligible to participate in an Offering under the 2001 Purchase Plan so long as the employee has been employed by the Company or any designated parent or subsidiary corporation of the Company for at least 30 days and is customarily employed at least 20 hours per week and five months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the 2001 Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the 2001 Purchase Plan. In addition, no employee will be granted Purchase Rights that would permit such employee to purchase more than $25,000 worth of stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE 2001 PURCHASE PLAN

  Generally, participation in the 2001 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not be less than 1% nor exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the 2001 Purchase Plan, that employee will automatically participate in each successive Offering Period beginning immediately after the last day of the Offering Period in which he or she had been participating until such time as that employee withdraws from the 2001 Purchase Plan, becomes ineligible to participate in the 2001 Purchase Plan, or (except as described below in "Termination of Employment") terminates employment.

PURCHASE PRICE

  The purchase price per share for an Offering under the 2001 Purchase Plan shall be the lower ninety percent (90%) of the lesser of (a) the fair market value of a share of Common Stock on the commencement of the Offering, or (b) the fair market value of a share of Common Stock on the date of purchase. Notwithstanding the foregoing, the Board, in its sole discretion, may change the purchase price at which each share of Common Stock may be acquired in an Offering so long as the purchase price is not less than eighty-five percent (85%) of the lesser of (x) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (y) the Fair Market Value of a share of Stock on the Purchase Date.

PAYROLL DEDUCTIONS

  The purchase price of the shares is accumulated by payroll deductions over the Offering Period. A participant may decrease his or her payroll deductions during the course of an Offering only to the extent permitted under the terms of the Offering. Generally, a participant may not increase payroll deductions after the beginning of any Offering Period, but may decrease his or her participation percentage at any time in accordance with rules established under the 2001 Purchase Plan. A participant who reduces his or her participation percentage to zero shall nevertheless remain a participant in the current Offering Period unless such participant withdraws from the 2001 Purchase Plan. All payroll deductions made for a participant are credited to his or her account under the 2001 Purchase Plan and deposited with the general funds of the Company.

WITHDRAWAL

  A participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering a notice of withdrawal from the 2001 Purchase Plan to the Company. Such withdrawal may be elected at any time prior to the end of the applicable Offering. However, at any time the Company may impose a requirement that a notice of withdrawal from the 2001 Purchase Plan be on file with the Company within a reasonable period of time prior to the effective date of such withdrawal.

  Upon any withdrawal from an Offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the Offering will be automatically terminated. The employee is not entitled to again participate in such Offering. An employee's withdrawal from an Offering will not have any effect upon such employee's eligibility to participate in subsequent Offerings under the 2001 Purchase Plan.

PURCHASE OF STOCK

  By executing an agreement to participate in the 2001 Purchase Plan, an eligible employee is entitled to purchase shares under the 2001 Purchase Plan, hereafter referred to as a "Purchase Right". The Purchase Right shall consist of an option to purchase the number of shares of Common Stock determined by either dividing 15% of such eligible employee's compensation during the Offering Period by the purchase price of a share of Common Stock for such Offering Period or by dividing $12,500 by the fair market value of a share of Common Stock on the last date of such Offering Period, whichever is less. If the aggregate number of shares to be purchased upon exercise of Purchase Rights granted in the Offering would exceed the maximum aggregate number of shares available for issuance under the 2001 Purchase Plan, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each Offering Period.

TERMINATION OF EMPLOYMENT

  Generally, upon cessation of an employee's employment for any reason, or upon the failure of a participant to remain an eligible employee, Purchase Rights granted pursuant to any Offering under the 2001 Purchase Plan terminate immediately and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest. However, except in the case of a termination resulting from the participant's death, a "Spinoff Transaction" (as defined in the 2001 Purchase Plan) or a leave of absence, participation in the 2001 Purchase Plan may continue for an additional 90 days if the terminated employee executes a general release of claims against the Company.

RESTRICTIONS ON TRANSFER

  Rights granted under the 2001 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

EFFECT OF CERTAIN CORPORATE EVENTS

  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the 2001 Purchase Plan and to any Purchase Rights.

  If a Change in Control (as defined in the 2001 Purchase Plan) occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding Purchase Rights or substitute substantially equivalent purchase rights for such corporation's stock. However, if an outstanding Purchase Right is not assumed or replaced, the 2001 Purchase Plan provides that the purchase date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Common Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed, replaced or exercised prior to the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the 2001 Purchase Plan at any time.

  The Board may also amend the 2001 Purchase Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for issuance under the 2001 Purchase Plan; or (ii) change the definition of the corporations which may be designated by the Board as participating companies in the 2001 Purchase Plan.

  Purchase Rights granted before amendment or termination of the 2001 Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted; except as permitted under the 2001 Purchase Plan.

FEDERAL INCOME TAX INFORMATION

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 2001 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. A participant recognizes no taxable income either as a result of commencing participation in the 2001 Purchase Plan or purchasing Common Stock under the terms of the 2001 Purchase Plan.

  If a participant disposes of shares purchased under the 2001 Purchase Plan within either two years from the first day of the applicable Offering Period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant's holding period is more than 12 months. If the participant disposes of shares purchased under the 2001 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

  If the participant still owns the shares at the time of death, the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death. The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

OTHER TAX CONSEQUENCES

  The foregoing discussion is intended to be a general summary only of the federal income tax aspects of Purchase Rights granted under the 2001 Purchase Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2001 Purchase Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Proposal 3 -- Ratification of Selection of Independent Auditors

  The j2 Global board of directors has selected KPMG LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending December 31, 2000. KPMG LLP has served as j2 Global's independent auditors since j2 Global's inception. Notwithstanding the selection, the board, in its discretion, may direct appointment of new independent auditors at any time during the year, if the board feels that such a change would be in the best interests of j2 Global and its stockholders. Representatives of KPMG LLP are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions.

  Ratification of KPMG LLP as j2 Global's auditors requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the annual meeting.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3, RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

  Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Secretary of j2 Global Communications, at the address on the cover of this proxy statement. The proposal must be received no later than January 28, 2002.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

  j2 Global Communications is paying the expenses of this solicitation. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies in person or by telephone, fax, e-mail, or similar means.

                                          By Order of the Board of Directors,

                                          /s/ Richard S. Ressler

                                          Richard S. Ressler
                                          Chairman of the Board

Dated: May 25, 2001

PROXY
                         j2 GLOBAL COMMUNICATIONS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS--June 26, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder(s) of j2 Global Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated May 25, 2001, and hereby appoint(s) R. Scott Turicchi, Nehemia Zucker, and Jeffrey D. Adelman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of j2 Global Communications Inc., to be held June 26, 2001 at 10:00 a.m., local time, at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, and at any continuation or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET OUT BELOW, INCLUDING THE ELECTION OF THE MANAGEMENT NOMINEES TO BE DIRECTORS OF j2 GLOBAL, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS BELOW

[X]PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. To elect five directors to serve the ensuing year and until their successors are elected.

   [_] FOR                         [_] WITHHELD                   [_] ABSTAIN
   For all Nominees listed         Withhold authority to
   below, except as specified to   vote for all Nominees listed
   the contrary below.             below.


   Nominees: Richard S. Ressler, John F. Rieley, Michael P. Schulhof, Robert
   J. Cresci, and Douglas Y. Bech

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the lines provided below.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)



2. To approve the j2 Global Communications, Inc. 2001 Employee Stock Purchase Plan.

   [_] FOR                [_] AGAINST             [_] ABSTAIN

3. To ratify the selection of KPMG LLP as independent auditors for j2 Global Communications, Inc.

   [_] FOR                [_] AGAINST             [_] ABSTAIN

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

   [_] FOR                [_] WITHHELD            [_] ABSTAIN

[_] Mark here for address change and note in the space provided.

                                       Signature(s): __________________________

                                       Date: __________________________________

                                       Note: This proxy should be marked,
                                       dated and signed by the stockholder(s)
                                       exactly as his or her name appears
                                       hereon and returned promptly in the
                                       enclosed envelope. Persons in a
                                       fiduciary capacity should so indicate.
                                       If shares are held by joint tenants or
                                       as community property, each person
                                       should sign.

                                        Please date, sign and mail
                                                   your
                                        proxy card back as soon as
                                                possible!